EXHIBIT 99.1
INTER-TEL ANNOUNCES 2005 FOURTH QUARTER AND YEAR-END RESULTS
INCLUDING CERTAIN RESTATED COMPARATIVE FINANCIAL RESULTS
Company Reports EPS of $0.33 Per Diluted Share in Fourth Quarter
Tempe, Arizona . . . February 14, 2006 . . . Inter-Tel, Incorporated (NASDAQ: INTL) today announced operating results for the fourth quarter and year ended December 31, 2005. Net sales for the quarter ended December 31, 2005 decreased 0.1% to $110.7 million compared to restated net sales of $110.8 million for the corresponding period in 2004. Net sales for the quarter ended December 31, 2005 included $5.4 million in revenues attributable to our Lake acquisition in March 2005. Excluding the Lake acquisition, non-GAAP net sales would have been $105.3 million, a decrease of 5.0% for the fourth quarter of 2005 compared to the corresponding period in 2004. Net sales for the year ended December 31, 2005 increased 6.3% to $442.9 million compared to restated net sales of $416.8 million for 2004. Net sales for the year ended December 31, 2005 included $23.0 million in revenues attributable to our acquisition of Lake. Excluding the Lake acquisition, non-GAAP net sales would have been $419.9 million, an increase of 0.8% for the year ended December 31, 2005 compared to 2004.
For the quarter ended December 31, 2005, Inter-Tel reported GAAP net income of $8.8 million ($0.33 per diluted share) including $342,000 in net income from the Lake acquisition, compared to restated GAAP net income of $3.2 million ($0.12 per diluted share) for the quarter ended December 31, 2004. For the year ended December 31, 2005, Inter-Tel reported GAAP net income of $18.4 million ($0.68 per diluted share), including the impact of the Lake acquisition and the related in-process research and development (IPRD) write-off, and $6.8 million in accrued net losses associated with a legal judgment and settlement discussed in further detail below, compared to restated GAAP net income of $27.2 million ($1.00 per diluted share) for the year ended December 31, 2004. For the year ended December 31, 2005, Inter-Tel reported that non-GAAP pro forma net income, excluding the Lake acquisition and the related in-process research and development write-off and the net losses associated with a legal judgment and settlement was $26.3 million ($0.97 per diluted share). Please refer to “Legal judgment, legal settlement and related legal costs” and “Reconciliation of GAAP and Non-GAAP Disclosures” below for additional information.
Restatement. During the Company’s year-end close procedures, the Company determined that revenues during 2005 and in prior years that related to a portion of the resale of local and long distance and network services billings were inadvertently recorded in advance of the related service period due to an error in determining the proper time periods covered for certain advance billed products. As a result, the Company intends to restate its revenues and related income tax provision for all periods to be presented in the forthcoming Annual Report on Form 10-K, scheduled to be filed in March 2006. This adjustment grew in small increments over a number of years and the effect on each of the prior quarterly and annual results was not material. However, the cumulative amount of the differences was too large to record in the fourth quarter of 2005, so management elected to restate prior periods to correct this difference. The cumulative effect of the adjustments resulted in a current liability for deferred revenues of $0.9 million, a decrease in accounts receivable of $1.3 million and a decrease in revenues of $2.2 million on a cumulative basis for all periods prior to the beginning of the quarter ended December 31, 2005. In addition, it was determined that the tax treatment of certain intangible assets recorded as part of the acquisition of two foreign subsidiaries (one in 2002 and one in 2005) has not been accounted for correctly. The effect was to overstate our income tax provision in 2003 by $240,000, 2004 by $236,000 and by $329,000 for the nine months ended September 30, 2005. The amount of the adjustment is not material to any of the quarterly or annual results of operations previously reported; however, the cumulative amount of $805,000 was considered too large to record as an adjustment in the fourth quarter of 2005. The impact on net income from all of the adjustments discussed above is minimal on the respective restated quarterly and annual results of operations. Accordingly, management and the board of directors do not believe there are any changes in incentive compensation paid to corporate executives for any of the past 5 years.
     The table below reflects the Company’s currently estimated expectations of the approximate impact to the Company’s net sales, tax provision and net income (a):

			Year	Year	Nine
(in thousands, except per	Quarter Ended	Quarter Ended	Ended	Ended	Months Ended
share amounts)	12-31-05	12-31-04	12-31-05	12-31-04	9-30-05

Net sales as reported	$110,675	$110,448	$442,894	$416,893	$332,655
Net sales as restated	n/a	110,840	n/a	416,768	332,219
Changes in reported net sales	n/a	392	n/a	(125)	(436)

Pre-tax net income as reported	$12,088	$6,129	$27,769	$43,852	$16,117
Pre-tax net income as restated	n/a	6,521	n/a	43,727	15,681
Changes in reported pre-tax net income	n/a	392	n/a	(125)	(436)

Income tax provision as reported	$3,328	$3,218	$9,375	$16,798	$6,542
Income tax provision as restated	n/a	3,308	n/a	16,514	6,047
Changes in income tax provision	n/a	90	n/a	(284)	(495)

Net income as reported	$8,760	$2,911	$18,394	$27,054	$9,575
Net income as restated	n/a	3,213	n/a	27,213	9,634
Change in reported net income	n/a	302	n/a	159	59
Net income per diluted share as reported	$0.33	$0.11	$0.68	$0.99	$0.35
Net income per diluted share as restated	n/a	$0.12	n/a	$1.00	$0.35
Change in reported net income per diluted share	n/a	$0.01	n/a	$0.01	$—

     (a) The amounts provided are estimates and subject to audit. The Company has not yet filed its Form 10-K report for the Year Ended December 31, 2005, and there can be no assurance that these amounts may not change.
Additional information regarding our operating results follows:
Sales. GAAP net sales decreased 0.1% to $110.7 million in the fourth quarter of 2005 compared to $110.8 million as restated for the fourth quarter of 2004. Non-GAAP net sales, which exclude the operations of Lake, decreased 5.0%, or $5.6 million, in the quarter ended December 31, 2005 compared to restated net sales in the fourth quarter of 2004. GAAP net sales increased 6.3%, or $26.1 million, to $442.9 million in the year ended December 31, 2005 compared to restated net sales of $416.8 million in 2004. Non-GAAP net sales, excluding the operations of Lake, increased 0.8%, or $3.1 million in the year ended December 31, 2005 compared to restated net sales in 2004.
Gross Profit and Gross Margin. GAAP gross profit decreased 6.0%, or $3.6 million, to $56.0 million in the fourth quarter of 2005 compared to restated gross profit of $59.6 million in the fourth quarter of 2004. The gross margin percentage decreased to 50.6% in the fourth quarter of 2005, compared to 53.8% for the fourth quarter of 2004, as restated. The decrease in gross profit dollars was primarily attributable to the mix of products and services sold, and sales promotions and discounts on product and service revenues. The decrease in gross margin percentage was due primarily to sales promotions and discounts on product and service revenues. The gross margin percentage was also affected by the mix of products and services sold, with a higher percentage of net sales recognized in our local, long distance and network services divisions, government and national accounts division, and DataNet operations, which generate lower gross margins than other divisions within our principal operating segment. In the year ended December 31, 2005, GAAP gross profit dollars increased 2.2%, or $4.9 million, to $226.3 million, compared to restated gross profit of $221.5 million in the year ended December 31, 2004. The gross margin percentage decreased to 51.1% in the year ended December 31, 2005, compared to 53.1% for the corresponding period in 2004, as restated, primarily due to promotions and price discounting, as well as the mix of the products and services sold as described in greater detail above.

Research and Development (R&D). GAAP R&D expenses decreased 2.5%, or $197,000, in the fourth quarter of 2005 compared to the fourth quarter of 2004. Non-GAAP R&D costs, which exclude the operations of Lake, decreased 11.2%, or $0.9 million, in the quarter ended December 31, 2005 compared to R&D costs in the fourth quarter of 2004. R&D expenses decreased in the fourth quarter of 2005 compared to the corresponding period in 2004 following the product test and launch expenses associated with the release of new products in the first half of 2005, including the Inter-Tel 5000, Enterprise Messaging, and Unified Communicator v3.0 products. In the year ended December 31, 2005, GAAP R&D expenses increased 15.4%, or $4.4 million, compared to the year ended December 31, 2004. Non-GAAP R&D expenses, which exclude the operations of Lake, increased 3.8%, or $1.1 million, in the year ended December 31, 2005 compared to the year ended December 31, 2004.
In-Process Research and Development (IPRD) Write-Off. In the first quarter of 2005, the Company reported a write-off of IPRD costs of $2.6 million associated with the acquisition of Lake. This write-off reduced GAAP net income by $0.10 per diluted share for the year ended December 31, 2005. Refer to “Reconciliation of GAAP and Non-GAAP Disclosures” below for additional information.
Selling, General and Administrative (SG&A). GAAP SG&A increased slightly by 0.9%, or $329,000, in the fourth quarter of 2005 compared to the fourth quarter of 2004. The slight dollar increase was primarily attributable to higher costs and higher net sales associated with our Lake acquisition in March 2005. SG&A increased to 32.9% of net sales in the fourth quarter of 2005 compared to 32.5% of restated net sales in the fourth quarter of 2004. Non-GAAP SG&A costs, which exclude the operations of Lake, decreased 2.4%, or $0.9 million, in the quarter ended December 31, 2005 compared to SG&A costs in the fourth quarter of 2004. In the year ended December 31, 2005, GAAP SG&A expenses increased 8.9%, or $12.4 million, compared to the year ended December 31, 2004. SG&A increased to 34.4% of net sales in the year ended December 31, 2005, compared to 33.6% of net sales in 2004, as restated. Non-GAAP SG&A expenses, which exclude the operations of Lake, increased 5.6%, or $7.9 million, in the year ended December 31, 2005 compared to SG&A in the year ended December 31, 2004.
Amortization. Amortization increased 110.6% to $1.1 million in the fourth quarter of 2005, compared to $540,000 in the fourth quarter of 2004. The increase was primarily due to increased purchased intangible assets from acquisitions and assets acquired during 2004 and the Lake acquisition in 2005. Amortization increased 124.6% to $4.2 million in the year ended December 31, 2005, compared to $1.9 million in 2004.
Legal judgment, legal settlement and related legal costs. GAAP pre-tax costs associated with this line item in the consolidated statements of income totaled $10.4 million ($0.26 per diluted share after taxes) during the quarter ended September 30, 2005. As disclosed in August 2005, a jury rendered a verdict against Inter-Tel in the net amount of approximately $7.4 million in a trial in Florida. Although the Company is appealing the verdict, the Company has accrued the net verdict amount, plus legal costs incurred in the third quarter. Should the Company be successful or unsuccessful in the appeals process, these costs may be adjusted in the future. The Company also reached a separate settlement in another legal matter during the third quarter in connection with a longstanding dispute with a third-party vendor and customer. The net settlement plus legal fees incurred during the third quarter are included in the pre-tax total costs of $10.4 million identified above.
Reconciliation of GAAP and Non-GAAP Disclosures. 2005 first quarter operating income included a write-off of IPRD costs of $2.6 million, which reduced net income by $2.6 million, or $0.10 per diluted share. This write-off reflected the in-process research and development costs associated with the Company’s Lake acquisition in March 2005. The IPRD write-off is not deductible for income tax purposes. Provided in the tables below are the preliminary operating results of our acquired Lake operations, including the IPRD write-off, as well as the impact of costs associated with a legal judgment against the Company in the third quarter, a legal settlement in the third quarter, and legal costs associated with these two events as identified in more detail above. The non-GAAP condensed consolidated statements of operations are provided below to enhance overall understanding of our current financial performance and how we view our operating results. The presentation of this non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not necessarily comparable to non-GAAP results published by other companies. The following tables reconcile the financial statements on a GAAP basis for the quarter and year ended December 31, 2005 to the non-GAAP pro forma financial statements, which exclude the effects of (1) the in-process research and development (IPRD) write-off and the impact of operating results from the acquired Lake operations and (2) costs associated with a legal judgment against the Company in the third quarter, a legal settlement in the third quarter, and legal costs associated with each of these two events, as discussed above:

Quarter ended December 31, 2005

			Non-GAAP/
(in thousands, except per		Lake	Pro forma excluding
share amounts)	GAAP	Acquisition	Lake

Sales	$110,675	$5,423	$105,252
Gross profit	56,038	2,761	53,277
Selling, general and administrative	36,362	1,182	35,180
Amortization	1,137	522	615
Operating income	10,737	355	10,382
Income before income taxes	12,088	394	11,694
Income tax provision	3,328	52	3,276
Net income	8,760	342	8,418
Net income per share — basic	$0.33	$0.01	$0.32
Net income per share — diluted	$0.33	$0.01	$0.31
Year ended December 31, 2005

			Legal judgment,	Non-GAAP/
			legal settlement	Pro forma excluding
(in thousands, except		Lake	and related	Lake and legal
per share amounts)	GAAP	Acquisition	litigation costs	issues

Sales	$442,894	$22,996	$—	$419,898
Gross profit	226,310	11,228	—	215,082
Selling, general and administrative	152,314	4,507	—	147,807
In process R&D write-off	2,600	2,600	—	—
Amortization	4,194	1,740	—	2,454
Legal judgment and settlement	10,378	—	10,378	—
Operating income (loss)	23,566	(981)	(10,378)	34,925
Income (loss) before income taxes	27,769	(911)	(10,378)	39,058
Income taxes	9,375	223	(3,580)	12,732
Net income (loss)	18,394	(1,134)	(6,798)	26,326
Net income (loss) per share — basic	$0.70	$(0.04)	$(0.26)	$1.00
Net income (loss) per share — diluted	$0.68	$(0.04)	$(0.26)	$0.97

Conference call. You may access our quarterly earnings results conference call, which is scheduled for February 14, 2006 at 5:30 p.m. (ET) via the Internet at http://www.inter-tel.com. Select “News & Events” from the top navigation bar. A link to the webcast will be displayed within the “News & Events” section. A replay of the conference call will be available on the Internet until February 14, 2007 at 11:59 p.m. (ET).
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s estimates of restatement adjustments on net sales, operating income, corporate executive incentive plans, tax provision and net income for all periods presented, the materiality of such adjustments, and the Company’s intent to restate its revenues and related income tax provision for all periods to be presented in the forthcoming Annual Report on Form 10-K, scheduled to be filed in March 2006. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from our current expectations. These risks and uncertainties include, but are not necessarily limited to, the risks that Inter-Tel’s management has not properly estimated and accounted for proposed restatement amounts for all applicable periods. For a further list and description of such risks and uncertainties, please see the Company’s previously filed SEC reports, including the Company’s Annual Report on Form 10-K filed March 16, 2005, Form 10-Q filed on November 9, 2005 and Current Reports on Form 8-K. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Inter-Tel, Incorporated
Inter-Tel (Nasdaq: INTL — news) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 2,000 communications professionals, and services business customers through a network of 59 company-owned direct sales offices and over 350 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

INTER-TEL, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months			Pro Forma	Pro Forma 2005	Q4 2005
(in thousands, except per share amounts)	Ended December 31,			2005	legal judgment	Excluding
	2005	2004	2004	Lake Acq	& settlement	Lake & legal
	GAAP	GAAP		Non-GAAP	Non-GAAP	Non-GAAP
NET SALES		As Reported	As Restated
Telecommunications systems, software and related	$96,285	$98,240	$98,240	$5,423		$90,862
Resale of local and long distance	14,390	12,208	12,600	—	—	14,390

Total net sales	110,675	110,448	110,840	5,423	—	105,252
Cost of sales
Telecommunications systems, software and related	46,194	43,060	43,060	2,662		43,532
Resale of local and long distance	8,443	8,144	8,144	—	—	8,443

Total cost of sales	54,637	51,204	51,204	2,662	—	51,975

GROSS PROFIT	56,038	59,244	59,636	2,761	—	53,277

Research & development	7,802	7,999	7,999	702		7,100
Selling, general and administrative	36,362	36,033	36,033	1,182		35,180
Amortization of purchased intangible assets	1,137	540	540	522		615
Write-off of in-process research and development costs	—	—	—	—		—
Legal judgment and settlement / E-Rate	—	9,261	9,261		—	—

	45,301	53,833	53,833	2,406	—	42,895

OPERATING INCOME	10,737	5,411	5,803	355	—	10,382
Interest and other income	1,260	846	846	22	—	1,238
Foreign currency transaction gains (losses)	111	(118)	(118)	17	—	94
Interest expense	(20)	(10)	(10)		—	(20)

INCOME BEFORE INCOME TAXES	12,088	6,129	6,521	394	—	11,694
INCOME TAX PROVISION	3,328	3,218	3,308	52	—	3,276

NET INCOME	$8,760	$2,911	$3,213	$342	$—	$8,418

NET INCOME PER SHARE—BASIC	$0.33	$0.11	$0.12	0.01	—	$0.32

NET INCOME PER SHARE—DILUTED	$0.33	$0.11	$0.12	0.01	—	$0.31

DIVIDENDS PER SHARE	$0.08	$0.07	$0.07	$—	$—	$0.08

Average number of common
shares outstanding — Basic	26,222	25,994	25,994	26,222	26,222	26,222

Average number of common shares outstanding — Diluted	26,914	27,509	27,509	26,914	26,222	26,914

Effective tax rate	27.5%	52.5%	50.7%	13.2%	n/a	28.0%

INTER-TEL, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Year			Pro Forma	Pro Forma 2005	Pro Forma
(in thousands, except per share amounts)	Ended December 31,			2005	legal judgment	Excluding
	2005	2004	2004	Lake Acq	& settlement	Lake & Charge
	GAAP	GAAP		Non-GAAP	Non-GAAP	Non-GAAP
NET SALES		As Reported	As Restated
Telecommunications systems, software and related	$387,605	$367,969	$367,969	$22,996		$364,609
Resale of local and long distance	55,289	48,924	48,799	—		55,289

Total net sales	442,894	416,893	416,768	22,996	—	419,898
Cost of sales
Telecommunications systems, software and related	182,789	165,345	165,345	11,768		171,021
Resale of local and long distance	33,795	29,973	29,973	—		33,795

Total cost of sales	216,584	195,318	195,318	11,768	—	204,816

GROSS PROFIT	226,310	221,575	221,450	11,228	—	215,082

Research & development	33,258	28,815	28,815	3,362		29,896
Selling, general and administrative	152,314	139,917	139,917	4,507		147,807
Amortization of purchased intangible assets	4,194	1,867	1,867	1,740		2,454
Write-off of in-process research and development costs	2,600	—	—	2,600		—
Legal judgment and settlement / E-Rate	10,378	9,261	9,261	—	10,378	—

	202,744	179,860	179,860	12,209	10,378	180,157

OPERATING INCOME	23,566	41,715	41,590	(981)	(10,378)	34,925
Interest and other income	4,073	2,654	2,654	38	—	4,035
Foreign currency transaction gains (losses)	215	(399)	(399)	32	—	183
Interest expense	(85)	(118)	(118)	—	—	(85)

INCOME BEFORE INCOME TAXES	27,769	43,852	43,727	(911)	(10,378)	39,058
INCOME TAXES	9,375	16,798	16,514	223	(3,580)	12,732

NET INCOME	$18,394	$27,054	$27,213	$(1,134)	$(6,798)	$26,326

NET INCOME PER SHARE—BASIC	$0.70	$1.05	$1.06	(0.04)	(0.26)	$1.00

NET INCOME PER SHARE—DILUTED	$0.68	$0.99	$1.00	(0.04)	(0.26)	$0.97

DIVIDENDS PER SHARE	$1.24	$0.19	$0.19	$—	$—	$1.24

Average number of common shares outstanding — Basic	26,261	25,767	25,767	26,261	26,261	26,261

Average number of common shares outstanding — Diluted	27,207	27,266	27,266	26,261	26,261	27,207

Effective tax rate	33.8%	38.3%	37.8%	(24.5%)	34.5%	32.6%

OTHER SELECTED FINANCIAL DATA

(in millions, except DSO and	December 31,	December 31,
Inventory turn amounts)	2005	2004

Cash and short-term investments	$167.5	$205.0
Long-term investments	—	9.9
Accounts receivable — net	44.1	44.2
Inventory	19.6	16.1
Net investment in sales-leases (current)	19.7	17.2
Net investment in sales-leases (long-term)	34.8	33.9
DSO (based on 90 days sales)	35.8	36.0
DSO (based on trailing 12 mo. sales)	35.8	38.1
Inventory turns	11.5	11.7

	Quarter ended	Quarter ended	Year ended	Year ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Depreciation and amortization	$3.4	$2.7	$13.7	$10.0
Capital Expenditures	2.5	3.3	8.7	10.7
Cash used for acquisitions	0.2	4.7	28.2	6.2
Cash dividends paid	2.1	1.8	34.9	6.4
Treasury stock repurchases (a)	—	—	13.8	—

(a)	716,500 shares at an average price of $19.23 per share.